Exhibit 10.12

EMPLOYMENT AGREEMENT

BY AND BETWEEN

TORRENT ENERGY SERVICES, LLC AND

LANCE PERRYMAN

Dated as of September 16, 2014

TABLE OF CONTENTS

A.	Terms of Employment	1
1.	Term	1
2.	Duties and Related Matters	1
3.	Compensation and Benefits	2
4.	Termination of Employment	4
5.	Fiduciary Duty	7

B.	Confidentiality	7
1.	Torrent’s Promise to Provide Confidential Information	7
2.	The Value of Confidential Information	8
3.	Perryman’s Promise Not to Use or Disclose Torrent’s Confidential Information	8
4.	Perryman’s Agreement Not to Remove Confidential Information	9
5.	Perryman’s Agreement to Return Confidential Information and Property	9
6.	Torrent’s Right to Inspect	10

C.	Works	10
1.	Assignment of Work Product	10
2.	Patent and Copyright Registrations	11

D.	Protective Covenants	11
1.	Non-Interference; Non-Solicitation	11
2.	Non-Competition	12
3.	No-Recruitment	12
4.	Non-Disparagement	12
5.	Nature of the Restrictions	13
6.	Survival of Covenants	13
7.	Injunctive Relief	13

E.	Miscellaneous	14
1.	Notification of Subsequent Employers	14
2.	Governing Law and Venue	14
3.	Severability and Reform	14
4.	Successors and Assigns	14
5.	Cooperation	15
6.	Waiver	15
7.	Counterparts	15
8.	Ambiguities	15
9.	Headings	15
10.	Notices	15
11.	Entire Agreement and Amendment	16
12.	Understand Agreement	16
13.	Modification of Agreement	16
14.	Compliance with Section 409A	16

i

Exhibit A	Disclosure of Board Service
Exhibit B	Disclosure of Permitted Activities
Exhibit C	Termination Certificate

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of September 16, 2014 (the “Effective Date”), by and between Torrent Energy Services, LLC (“Torrent”) (f/k/a Torrent Acquisition, LLC) a Delaware limited liability company with its principal place of business at 5950 Berkshire Lane, Suite 1401, Dallas, Texas 75225, and Lance Perryman (“Perryman”). Perryman and Torrent are collectively referred to in this Agreement as the “Parties” and individually, a “Party.”

RECITALS

WHEREAS, Torrent desires to employ Perryman, and Perryman desires to be employed by Torrent;

WHEREAS, Torrent desires that Perryman be employed by Torrent to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, and Perryman desires to accept such employment on such terms and conditions; and

WHEREAS, Torrent and Perryman desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Perryman.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

A.            Terms of Employment.

1.             Term.  As of the Effective Date, Torrent hereby employs Perryman as Chief Executive Officer (“CEO”) and Perryman hereby accepts such employment, according to the terms and conditions set forth in this Agreement. Perryman’s employment shall be for a term of two (2) years, commencing on the Effective Date (the “Initial Term”), unless earlier terminated in accordance with Section A.4. Thereafter, this Agreement shall be renewed automatically for an additional one (1) year term (the “First Extended Term”) unless (a) either party, at least sixty (60) days prior to the end of the Initial Term, delivers to the other party written notice of its election not to renew this Agreement or (b) this Agreement is otherwise terminated by either party in accordance with Section A.4. At the end of the First Extended Term, this Agreement shall be renewed automatically for an additional one (1) year term (the “Second Extended Term”) unless (a) either party, at least sixty (60) days prior to the end of the First Extended Term, delivers to the other party written notice of its election not to renew this Agreement or (b) this Agreement is otherwise terminated by either party in accordance with Section A.4. The period during which Perryman is employed under this Agreement (including the First Extended Term and Second Extended Term) will be referred to as the “Employment Period.”

2.             Duties and Related Matters.

(a)           Duties. Perryman agrees to discharge faithfully, diligently, and to the best of his ability during the Employment Period the duties normally incidental to the position of CEO, subject to the direction and control of the Board of Managers of Torrent Energy Holdings, LLC (“Parent”), other than Perryman (the “Board”). Perryman agrees to serve in such other capacities and perform such other duties not inconsistent with the position of CEO of Torrent and the LLC Agreement of Parent, as the Board may reasonably direct from time to time. Perryman agrees that, during the Employment Period, he will devote his entire business time, skills, energy, knowledge, and best efforts to the business and affairs of Torrent and that he will not engage, directly or indirectly, in any other business interests or activities, whether or not similar to that of Torrent, other than (i) to monitor, direct and otherwise participate as he deems necessary to address outstanding or new litigation in which he or TES Windup, LLC, f/k/a Torrent Energy Services LLC, a Texas limited liability company (“TES”) or TES’ equity owners are or may become a party and to handle the winding up and termination of TES, (ii) Permitted Activities on Exhibit B or (iii) with the express consent of the Board. This does not apply to personal or family affairs, including passive interests and/or investments, hobbies, or recreation, except to the extent that such activities are constrained by this Agreement. Perryman shall be permitted to serve on any profit or non-profit Board of Directors disclosed on the attached Exhibit A. Any positions not set forth on Exhibit A must be approved by the Board. Perryman shall disclose on the attached Exhibit B any private energy-related company (other than Torrent and Parent), in which Perryman has an interest or investment, and such Permitted Activities listed on Exhibit B shall be permitted activities of Perryman not in breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Perryman may invest in mutual funds for which Perryman does not control the investment decisions of the manager thereof or hold equity in any publicly-held entity listed on a Recognized Stock Exchange (as defined in the LLC Agreement of Parent), whether or not such publicly-held entity competes with the Company so long as he owns less than 1% of any class of securities thereof. Torrent agrees to provide the staff, facilities, computer equipment, office space, reasonable secretarial support, cell phone and tools which are reasonably necessary for Perryman to perform his duties.

3.             Compensation and Benefits.  The Board shall determine any increases in Perryman’s Base Salary (which may not be decreased without his written consent) and any increases or decreases in Additional Retirement Benefits, Incentive Compensation, notice of termination of the Employment Period, the establishment, modification and termination of benefit plans and programs for employees and management of Torrent, and those Torrent policies, procedures and other practices relating to Perryman’s employment as referred to in this Agreement.

(a)           Base Salary. Perryman shall receive a gross monthly base salary of $15,416.67 (the “Base Salary”), less applicable deductions and tax withholdings. Torrent shall pay the Base Salary in accordance with its usual and customary payroll practices but no less frequently than biweekly.

(b)           Signing Bonus. Torrent shall pay Perryman a signing bonus in the amount of $49,359.00, less applicable deductions and tax withholdings, payable in a lump sum within fourteen (14) days of the Effective Date of this Agreement.

(c)           Benefits. Perryman shall  be  entitled  to  the  following  benefits (the “Benefits”):

(i)            A car allowance in the amount of $625.00 per pay period;

(ii)           Eligible for any medical and dental plan adopted by Torrent in which executive officers or employees of Torrent are generally eligible to participate subject to generally applicable terms thereof, including full payment of medical, dental and vision insurance premiums by Torrent for Perryman.

(iii)          Eligible to participate in pension and welfare benefit plans which are adopted by Torrent in which executive officers or employees of Torrent are generally eligible to participate. Torrent reserves the right to modify or discontinue these benefits upon reasonable notice and provided that Perryman receives benefits at least equal to the other members of management.

(iv)          Eligible for all other benefit plans and programs, including, but not limited to, life insurance, accidental death and dismemberment insurance, and short-term and long-term disability coverage, profit sharing plans, incentive compensation plans, fringe benefit plans and other benefit plans which are made available from time to time to other management personnel of Torrent, on a basis consistent with such participation and subject to the terms of the plan documents. Torrent reserves the right to modify or discontinue these benefits upon reasonable notice and provided that Perryman receives benefits at least equal to the other members of management.

(d)           Additional Retirement Benefits. Torrent may establish, at its discretion, an additional retirement plan for Perryman (the “Additional Retirement Benefits”). The amount of Torrent’s annual contributions, if any, shall be determined annually by the Board. The terms of the retirement plan established shall control and provide that the annual contributions, if any, will be made during the first quarter of each year of the Employment Period and that Perryman shall be paid the deferred benefit upon separation from Torrent in a manner required by or exempt from Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated thereunder (“Section 409A”).

(e)           Incentive Compensation. Perryman shall be eligible at the end of each fiscal year for an incentive compensation payment in any such amount as may be determined by the Board, in its sole discretion (the “Incentive Compensation”). The Incentive Compensation shall be based solely on the Board’s assessment of Perryman’s achievement of the strategic and operating priorities set out for Perryman at the beginning of the fiscal year. The Board retains sole discretion to determine the propriety and amount of the Incentive Compensation, as well as when the Incentive Compensation shall be paid, if so awarded. If any Incentive Compensation is awarded, it shall be paid no later than March 15 of the calendar year following the calendar year in which it was earned.

(f)            Vacation, Sick Leave, and Holidays. Perryman shall be entitled to three (3) weeks, or fifteen (15) days, of paid vacation each year, which shall roll over to the next succeeding year if not used, provided that Perryman may not accrue more than four (4) weeks of paid vacation at any given time. Perryman additionally shall be entitled to paid sick leave and holidays as Torrent may provide in its policies and procedures applicable to management personnel.

(g)           Reimbursement of Business Related Expenses. Perryman may from time to time incur reasonable business expenses in the performance of his duties under this Agreement. Following submission and approval of accurately documented business related expenses in accordance with Torrent’s policies, Torrent shall reimburse Perryman in accordance with Torrent’s established policies and procedures. Request for reimbursement of business related expenses must be submitted to a Manager of Torrent within sixty (60) days of Perryman incurring the expenses.

(h)           Proration. The Base Salary and perquisites payable to Perryman hereunder in respect of any calendar year during which Perryman is employed by Torrent for less than the entire year shall be prorated in accordance with the number of days in such calendar year during which Perryman is so employed.

4.             Termination of Employment.

(a)           Definitions.

(1)           “Cause” shall mean:

(i)            Perryman’s failure or refusal to perform substantially all of his material duties, responsibilities, and obligations (other than a failure resulting from a Disability), as determined in good faith by the Board;

(ii)           Perryman’s repeated failure or refusal to implement, perform, or adhere to reasonable directives, orders, or written policies of the Board as determined in good faith by the Board;

(iii)          any act by Perryman involving gross misconduct or malfeasance in performance of such Perryman’s duties, as determined in good faith by the Board;

(iv)          any act involving fraud, misrepresentation, theft, embezzlement, dishonesty, or moral turpitude (“Fraud”), as determined in good faith by the Board;

(v)           conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved, or which is a misdemeanor in the jurisdiction involved but which involves Fraud;

(vi)          a material breach of this Agreement or any non- competition, non-solicitation, non-interference or confidentiality agreement between Perryman and Parent or Torrent, including, without limitation, any breach of the non-competition, non-solicitation, non- recruitment, or confidentiality provisions of this Agreement; or

(vii)         Perryman’s gross negligence in discharging any material part of his duties or obligations, as determined in good faith by the Board.

Provided that in the event that any of the foregoing events is capable of being cured, as determined in good faith by the Board, the Board shall provide written notice to Perryman describing the nature of such event, and Perryman shall thereafter have ten (10) business days to cure such event to the satisfaction of the Board. This time to cure may be extended if agreed to by the Parties in writing.

(2)           A “Disability” shall mean the physical or mental inability of Perryman, with reasonable accommodation, to perform in all material respects the duties of CEO of Torrent based upon an examination and determination of a physician (medical doctor licensed to practice medicine in the State of Texas) reasonably acceptable to the Board, which physical or mental inability or impairment has continued for more than one hundred eighty (180) consecutive days, and is expected by the physician to continue indefinitely. Perryman shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration, or (ii) if he is determined to be disabled under Torrent’s long-term disability plan in which Perryman participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

(3)           A “Good Reason” shall mean any of the following (without Perryman’s express written consent):

(i)            a material diminution in Perryman’s Base Salary;

(ii)           requiring Perryman to perform his duties hereunder at a principal location which is more than 25 miles from the location where Perryman performs services for Torrent as of the date of this Agreement, which is 1304 Langham Creek, Suite 212, Houston, Texas 77084;

(iii)          a material reduction in Perryman’s functions, duties, title, or responsibilities hereunder; or

(iv)          material breach by Torrent of any material provision of this Agreement, the LLC Agreement or any other agreement between the Company and Perryman.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected, or begun to be corrected, by Torrent within ninety (90) days after the receipt by the Board of written notice of such matter from Perryman. Any such notice from Perryman must be provided within ninety (90) days after Perryman learns of the specified event. In no event shall a termination by Perryman occurring more than ninety (90) days following the initial date of the event described to be a termination for Good Reason due to such event, whether that event is corrected or not.

(4)           “Termination Date” shall mean the date Perryman’s employment with Torrent terminates or is terminated for any reason pursuant to this Agreement, and which constitutes a “separation from service” for purposes of Section 409A.

(b)           Termination by Torrent Without Cause or by Perryman for Good Reason: Benefits. In the event Torrent terminates Perryman’s employment with Torrent without Cause, or if Perryman terminates his employment with Torrent for Good Reason, this Agreement shall terminate and Perryman shall be entitled to (1) payment of accrued Base Salary, accrued but unused vacation, and unreimbursed business expenses through the Termination Date (the “Accrued Obligations”), payable in a lump sum within fourteen (14) days following the Termination Date or earlier if required by law, and (2) provided that Perryman executes and returns a release of claims, in a form and substance mutually agreed, and such release becomes irrevocable on or prior to the sixtieth (60th) day following the termination of Perryman’s employment, and subject to Perryman’s continued compliance with Sections, B, C and D in this Agreement (i) an amount equal to nine (9) months of Perryman’s Base Salary less applicable taxes and withholdings (the “Severance Payments”), payable in equal biweekly payments over a period of nine (9) months, with the first installment commencing on the sixtieth (60th) day following the termination of Perryman’s employment, and (ii) in the Board’s sole discretion, the Incentive Compensation amount Perryman would have earned had Perryman remained employed with the Company, pro-rated by the number of days Perryman worked for the Company for the applicable bonus year (“Severance Incentive Compensation”), payable at the time bonuses are ordinarily paid. In the event Perryman fails to comply with Sections, B, C and D in this Agreement or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance mutually agreed, Perryman shall not be entitled to the Severance Payments or the Severance Incentive Compensation. Perryman understands that in the event of a termination by Torrent without Cause or by Perryman for Good Reason, Perryman will be subject to Sections, B, C and D of this Agreement and Perryman will not be compensated in any manner for these covenants other than the Severance Payments provided he executes a release of claims.

(c)           Termination in the Event of Death: Benefits. If Perryman’s employment with Torrent is terminated by reason of Perryman’s death during the Employment Period, this Agreement shall terminate without further obligation to Perryman’s legal representatives under this Agreement, other than for payment of the Accrued Obligations and any benefits under an applicable benefit plan. The Accrued Obligations shall be paid to Perryman’s estate in a lump sum in cash within thirty (30) days after the Termination Date, or earlier as required by law. In the event of a termination by reason of death, Perryman will not be entitled to any Incentive Compensation.

(d)           Termination in the Event of Disability: Benefits. If Perryman’s employment with Torrent is terminated by reason of Perryman’s Disability during the Employment Period, this Agreement shall terminate without further obligation to Perryman under this Agreement, other than for payment of the Accrued Obligations and any benefits under an applicable benefit plan. The Accrued Obligations shall be paid to Perryman in a lump sum in cash within thirty (30) days after the Termination Date, or earlier as required by law. Perryman understands that in the event of a termination by reason of Perryman’s Disability, Perryman will be subject to the Protective Covenants described in Section D of this Agreement and Perryman will not be compensated in any manner for these Protective Covenants. In addition, Perryman will not be entitled to any Incentive Compensation.

(e)           Voluntary Termination by Perryman without Good Reason and Termination by Torrent for Cause: Benefits. Perryman may voluntarily terminate his employment with Torrent without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that this notice period may be waived by the Board if done so upon a recorded majority vote of the Board. Upon a voluntary termination by Perryman without Good Reason or termination of Perryman’s employment by Torrent for Cause, this Agreement shall terminate without further obligation to Perryman under this Agreement, other than for payment of the Accrued Obligations and any benefits due under an applicable benefit plan. The Accrued Obligations shall be paid to Perryman in a lump sum in cash within thirty (30) days after the Termination Date, or earlier as required by law. Perryman understands that in the event of a voluntary termination by Perryman without Good Reason or termination for Cause by Torrent, Perryman will be subject to Sections, B, C and D of this Agreement and Perryman will not be compensated in any manner for these covenants. In addition, Perryman understands that in the event of a voluntary termination by Perryman without Good Reason or termination for Cause by Torrent, Perryman will not be entitled to any Incentive Compensation.

5.             Fiduciary Duty. The Parties agree that Perryman’s employment as CEO of Torrent, as specified in this Agreement, gives rise to the fiduciary duties that a Chief Executive Officer of a Delaware corporation would have to that corporation and its stockholders.

B.            Confidentiality.

1.             Torrent’s Promise to Provide Confidential Information. During Perryman’s employment, Torrent agrees to provide Perryman access to Torrent’s Confidential Information (defined below), to which Perryman has not previously had access or knowledge, which is not known to Torrent’s competitors or within Torrent’s industry generally, which was developed by Torrent over a long period of time and/or at its substantial expense, and which is of great competitive value to Torrent, and access to Torrent’s customers and clients. For purposes of this Agreement, “Confidential Information” means any trade secrets or confidential or proprietary information of Torrent, whether disclosed directly or indirectly, in writing, orally, electronically, or by inspection of tangible objects, including, without limitation, all ideas, materials, documents, information, data, methods, strategies, equipment or plans, in any format, location, or media, which are developed or used by or in the possession of Torrent, whether pertaining to or belonging to Torrent, its Affiliates, clients, customers, business partners, consultants, or vendors, and which is not generally known to the public and outside of Torrent, but in all cases relates to Torrent’s business, assets, equity owners or operations. Confidential Information specifically includes, without limitation, Torrent’s and its Affiliates’ information regarding the following: client and potential client identity and history; current or potential business opportunities; business partners and potential business partners’ identity and history; business proposals; methods and practices of doing business and strategic growth plans; pricing formulas, structures, or practices; calculations, rates, costs, and gross and net profit margins; funding sources; finances, budgets, advertising, sales/services plans, forecasts, strategies, statistics, reports and data; routing information; design plans, models, drawings, specifications, experiments, technical data, software, know-how, and research data; marketing methods; personnel information, including compensation data; and any other information, materials, documents, data, or other intellectual property of any kind whatsoever that Torrent, its Affiliates, clients, customers, business partners, consultants, or vendors designate or treat as confidential. “Affiliate,” as used in this Agreement, means any parent or subsidiary company of Torrent, or any other entity in any form, of which Torrent has any controlling ownership interest or management control in the operation of its business, or vice-versa, as determined by Torrent. “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by Perryman; (ii) was or becomes available to Perryman on a non-confidential basis prior to disclosure to Perryman by Torrent, its subsidiaries or any of their respective representatives; (iii) was or becomes lawfully available to Perryman on a non-confidential basis from sources other than Torrent, its subsidiaries or any of their respective representatives, provided, however, that Perryman does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information; (iv) is independently developed by Perryman without the use of any such information received under this Agreement, or (v) is disclosed in connection with litigation to the extent necessary to enforce Perryman’s rights under this Agreement.

2.             The Value of Confidential Information. By executing this Agreement, Perryman agrees that the Confidential Information constitutes valuable, special, and unique assets of Torrent, developed at great expense by Torrent, the unauthorized use or disclosure of which would cause irreparable harm to Torrent. Perryman acknowledges that the Confidential Information is Torrent’s exclusive property and is to be held by Perryman in trust and solely for Torrent’s benefit. Perryman further acknowledges that the Confidential Information may include “trade secrets” under Texas or other applicable laws and, in addition to the other protections provided in this Agreement, all trade secrets shall be provided the protections and benefits under Texas and any other applicable law.

3.             Perryman’s Promise Not to Use or Disclose Torrent’s Confidential Information. Perryman acknowledges and agrees that Torrent owns the Confidential Information. Perryman agrees not to dispute, contest, or deny any such ownership rights either during or after Perryman’s employment with Torrent. Perryman agrees to preserve and protect the confidentiality of all Confidential Information except that Confidential Information may be used and disclosed by Perryman in the ordinary course of carrying out his duties and employment under this Agreement, to file his taxes and to enforce his rights hereunder without Perryman being in breach of this Agreement. Perryman agrees that during the period of Perryman’s employment with Torrent and after his termination from employment for any reason, Perryman shall not directly or indirectly, disclose to any unauthorized person or use for Perryman’s own account any Confidential Information without Torrent’s consent except as set forth above. Throughout Perryman’s employment with Torrent and thereafter: (i) Perryman shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Torrent policies protecting the Confidential Information; and (ii) Perryman shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the ordinary course of the performance of Perryman’s duties. Further, Perryman shall not, directly or indirectly, use Torrent’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of Torrent with whom or which Torrent conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by Torrent. During Perryman’s employment, Torrent will receive from third parties their confidential and/or proprietary information, subject to a duty on Torrent’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Perryman agrees to hold all such confidential or proprietary information in strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Perryman’s employment with Torrent and in accordance with Torrent’s agreement with such third party. If Perryman learns that any person or entity is taking or threatening to take any actions which would compromise the confidentiality of any Confidential Information, Perryman shall promptly advise Torrent of all facts concerning such action or threatened action. Perryman shall advise all persons to whom any Confidential Information shall be disclosed by Perryman hereunder of the confidentiality of such Confidential Information. Perryman understands that he may be compelled by law to disclose Confidential Information in response to a subpoena or court order. Perryman agrees, however, to provide Torrent notice before responding to any subpoena, court order, or similar request.

4.             Perryman’s Agreement Not to Remove Confidential Information. Perryman agrees that in the course of Perryman’s employment with Torrent, Perryman will not remove, other than to take with him to his home or on business meetings or business travel for use in conducting Torrent’s business, from any Torrent office or property any documents, electronically stored information, or related items that contain Confidential Information, including, without limitation, computer discs, recordings, or other storage or archival systems or devices, including copies, except as may be desirable or required in the performance of Perryman’s duties as CEO. In the performance of Perryman’s duties, if Perryman removes Confidential Information from Torrent’s office, Perryman agrees to promptly return it upon termination of his employment for any reason (except as provided in paragraph 5 below). All Confidential Information, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Perryman at any time during his employment with Torrent or thereafter shall continue to be Torrent’s sole and exclusive property.

5.             Perryman’s Agreement to Return Confidential Information and Property. When Perryman’s employment with Torrent terminates or Perryman resigns, regardless of the reason for the employment termination or resignation: (i) Perryman will not take, destroy, or delete any files, documents, or other materials embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Torrent representative (Torrent alone may designate who constitutes an authorized representative under this Agreement); provided that Perryman may retain a copy of documents needed to enforce his rights under this Agreement or the LLC Agreement or as needed to document and pay income and other taxes; and (ii) except as provided in clause (i) of this sentence, Perryman will promptly return to Torrent all Confidential Information, documents, files, records, tapes, data, and similar information (written or electronically stored) that are in Perryman’s possession or control regarding Torrent, and Perryman will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any copies of these materials. Perryman further agrees that at the termination or resignation of his employment with Torrent, regardless of the reason for the employment termination or resignation, or upon Torrent’s request, Perryman will return to Torrent immediately all Torrent property, including, without limitation, keys, access cards, equipment, computer(s) and computer equipment, drives and electronic storage devices, hand-held electronic devices, Torrent cellular phones, Torrent credit cards, data, lists, electronically stored information, correspondence, notes, memos, reports, or other writings prepared by Torrent or Perryman on Torrent’s behalf. If at any time after the termination or resignation of Perryman’s employment for any reason, Perryman determines that he has any Confidential Information or Company property in his possession or control, Perryman shall immediately return it to Torrent, including all copies and portions of the information or property. To document Perryman’s return of Torrent Confidential Information and property, Perryman agrees to execute Exhibit C of this Agreement at the termination or resignation of his Torrent employment for any reason. Notwithstanding the foregoing or anything in this Agreement to the contrary, Perryman may retain a copy of Confidential Information to the extent needed to enforce his rights under this Agreement or the LLC Agreement or to document his compensation or benefits.

6.             Torrent’s Right to Inspect. Perryman agrees that, to ensure compliance with the terms of this Agreement, Torrent shall have the right to retain, access, and inspect all property of Torrent’s of any kind in Perryman’s office, Torrent’s work area, or on the premises of Torrent at the termination or resignation of Perryman’s employment for any reason and at any time during Perryman’s employment with Torrent.

C.            Works.

1.             Assignment of Work Product. For the purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, and all other intellectual property, including patents, trademarks, copyrights and trade secrets, that Perryman conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others, which relate to Torrent’s business. During Perryman’s employment with Torrent, Perryman agrees that Perryman shall promptly make full written disclosure to Torrent of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of Perryman’s employment with Torrent. Perryman hereby assigns and shall be deemed to have assigned to Torrent or its designee, all of Perryman’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of Perryman’s employment with Torrent that (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of Torrent or any of its affiliates or subsidiaries; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that Perryman has done or may do for or on behalf of Torrent; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to Perryman as a result of duties assigned to Perryman by Torrent; or (d) has been or will be otherwise made through the use of Torrent’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. Perryman further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by Perryman (solely or jointly with others) within the scope of Perryman’s employment and during the term thereof with Torrent that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. Perryman understands and agrees that the decision whether or not to commercialize or market any Work Product is within Torrent’s sole discretion and for Torrent’s sole benefit, and that no royalty will be due to Perryman as a result of Torrent’s efforts to commercialize or market any such Work Product.

2.             Patent and Copyright Registrations. Perryman agrees to assist Torrent, or its designee, at Torrent’s expense, in every reasonable way to secure Torrent’s rights in Work Product in any and all countries, including the disclosure to Torrent of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which Torrent shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Torrent, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. Perryman further agrees that Perryman’s obligation to execute or cause to be executed, when it is in Perryman’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

D.            Protective Covenants.

In consideration for (i) Torrent’s promise to provide Confidential Information to Perryman, (ii) the substantial economic investment made by Torrent in the Confidential Information and goodwill of Torrent, and/or the business opportunities disclosed or entrusted to Perryman, (iii) access to Torrent’s customers and clients, and (iv) Torrent’s employment of Perryman pursuant to this Agreement and the compensation and other benefits provided by Torrent to Perryman, to protect Torrent’s Confidential Information and business goodwill of Torrent, Perryman agrees to the following protective covenants (the “Protective Covenants”), which are ancillary to the enforceable promises between Torrent and Perryman in this Agreement.

1.             Non-Interference; Non-Solicitation. Perryman agrees that during his employment with Torrent, and for a period of eighteen (18) months following the termination or resignation of his employment with Torrent for any reason (“Non-Competition Period”), except for Permitted Activities listed on Exhibit B, Perryman, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, will not, directly or indirectly (i) interfere with an ongoing relationship between the Company and one of its customers by providing or offering to provide a product or service to that customer which is in competition with or a substitute for a product or service provided by the Company or its subsidiaries, or (ii) except in his capacity of carrying out his duties as the Chief Executive Officer of Torrent, solely with respect to activities substantially similar to the Business, solicit business from, attempt to conduct business with, or conduct business with any client or customer of the Company or its subsidiaries with whom the Company or its subsidiaries conducted business within the prior forty-eight (48) months and who or which: (1) Perryman contacted, called on, serviced or did business with during Perryman’s employment with Torrent; (2) Perryman learned of as a result of Perryman’s employment with Torrent; or (3) about whom Perryman received Confidential Information.

2.                                      Non-Competition. Perryman agrees that during the Non-Competition Period, Perryman, individually or as a principal, owner, partner, agent, representative, consultant, contractor, employee, or as a director or officer of any company, corporation, partnership or association, or in any other manner or capacity whatsoever, except on behalf of Torrent, will not, directly or indirectly, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, take steps to establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Business (defined in this Section D.2) in the Restricted Area (defined in this Section D.2) other than Permitted Activities listed on Exhibit B. Accordingly, other than Permitted Activities listed on Exhibit B, Perryman, without the prior written consent of Torrent, agrees not to during the Non-Competition Period (i) establish, engage in, invest in or provide services to any Business in the Restricted Area; (ii) solicit business for or on behalf of any person, business entity, or endeavor operating, or preparing to operate, a Business in the Restricted Area; or (iii) engage in or contribute his knowledge to any employment, work, business, or endeavor which would require Perryman to use or disclose Torrent’s Confidential Information. The term “Business” means (i) renting equipment and provisions of services to upstream operators and producers of hydrocarbons and midstream processors and transporters of hydrocarbons relating to mobile skid-mounted mechanical refrigeration units, natural gas liquids stabilizer units, natural gas liquids storage tanks, and glycol dehydration units for natural gas liquids recovery and storage, emission reduction for flare gas, hydrocarbon dew point control, and fuel gas conditioning, (ii) renting equipment and provisions of services for well-site electricity generation, and (iii) any other businesses the Company may undertake with the approval of the Board. The term “Restricted Area” means (i) the following shale areas: Bakken Shale region, Permian Basin region, Eagle Ford Shale region, Niobrara Shale region, Monterey Shale region, Utica Shale region, and Mississippi Lime Shale region, and (ii) a 100-mile radius of any other area in or for which (a) Perryman performed services for Torrent or (b) Torrent took substantial steps to begin operations while Perryman was employed and about which Perryman had knowledge.

3.                                      No-Recruitment. Perryman agrees that during the Non-Competition Period, Perryman, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, will not, directly or indirectly, hire, solicit, induce, recruit, encourage to leave or cease their employment with the Company or a subsidiary of the Company or leave or cease their contract for services with the Company or a subsidiary of the Company, any person Perryman knows is an employee of the Company or a subsidiary of the Company, or any former employee or service provider of the Company or a subsidiary of the Company whose employment with or services to the Company or any such subsidiary ceased within the prior twelve (12) months.

4.                                      Non-Disparagement. Perryman, individually or as a principal, partner, stockholder, member, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, shall refrain, both during and after his employment with the Company terminates for any reason, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, consultants, agents, representatives or Affiliates that (i) are slanderous, libelous or defamatory; or (ii) would be reasonably anticipated to cause material economic damages or lost material business opportunities to the Company or its subsidiaries. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Torrent under this provision are in addition to any and all rights and remedies otherwise afforded by law.

5.                                      Nature of the Restrictions. Perryman agrees and stipulates that the time, geographical area, and scope of restrained activities for the Protective Covenants in Section D of this Agreement are reasonable and enforceable under Texas law, including Texas Business and Commerce Code §§15.50-15.52. The terms and provisions of Section D of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will be affected. As further described in Section E.3 of this Agreement, if a court concludes that any time period, geographical area, or scope of restrained activities specified in Section D of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, or scope of restrained activities, and to enforce the Protective Covenants in Section D of this Agreement to the fullest extent the law permits. Additionally, if Perryman violates any of the Protective Covenants contained in Section D of this Agreement, the Non-Competition Period shall be suspended and will not run in favor of Perryman from the time of the commencement of any violation until the time when Perryman ceases the activities causing the violation. Moreover, any subsequent change(s) in the terms or conditions of Perryman’s employment with Torrent will not affect the validity or scope of these Protective Covenants.

6.                                      Survival of Covenants. The Protective Covenants, obligations, and agreements set forth in Sections B, C and D of this Agreement shall survive the termination of this Agreement for any reason, or the termination or resignation of Perryman for any reason, and shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action Perryman may have against Torrent, whether predicated on this Agreement or otherwise, shall not constitute a defense to Torrent’s enforcement of the Protective Covenants, obligations, and agreements set forth in Sections B, C and D of this Agreement. No modification or waiver of any Protective Covenant, obligation, or agreement contained in Sections B, C and D of this Agreement shall be valid unless the Board approves the waiver or modification in writing.

7.                                      Injunctive Relief. Perryman acknowledges and agrees that the Protective Covenants, obligations, and agreements contained in Sections B, C and D of this Agreement concern special, unique, and extraordinary matters and that a violation of any of the terms of these Protective Covenants will cause Torrent irreparable injury for which adequate remedies at law are not available. Therefore, Perryman agrees that Torrent will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Perryman from committing any violation of the Protective Covenants referred to in Sections B, C and D of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Torrent may have against Perryman. Torrent and Perryman irrevocably submit to the exclusive jurisdiction of the state courts and federal courts outlined in Section E.2 regarding the injunctive remedies set forth in this Section D.7 and the interpretation and enforcement of Sections B, C and D insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Section D.7. Breach of this Agreement by Torrent shall not preclude injunctive relief for a breach by Perryman.

E.                                    Miscellaneous.

1.                                      Notification of Subsequent Employers. If Perryman in the future seeks or is offered employment by any other company, firm, or person during the Employment Period, Perryman shall provide a copy of this Agreement to the prospective employer before accepting employment with that prospective employer.

2.                                      Governing Law and Venue. This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas, without regard to conflict of law principles. The Parties agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties. Venue of any litigation arising from this Agreement or any disputes relating to Perryman’s employment shall be in the United States District Court for the Northern District of Texas, or a state district court of competent jurisdiction in Dallas, County, Texas. Perryman consents to personal jurisdiction of the United States District Court for the Northern District of Texas, or a state district court of competent jurisdiction in Dallas County, Texas for any dispute relating to or arising out of this Agreement or Perryman’s employment, and Perryman agrees that Perryman shall not challenge personal or subject matter jurisdiction in such courts.

3.                                      Severability and Reform. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision was never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and Torrent and Perryman hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section E.3.

4.                                      Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). In entering into this Agreement, Torrent is relying on the unique personal services of Perryman; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Perryman may not assign this Agreement or any of the rights or obligations set forth in this Agreement. Any attempted assignment by Perryman in violation of this Section E.4 shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right to continued employment. Torrent shall not assign its obligations or rights under this Agreement without Perryman’s written consent, provided that Torrent may assign this Agreement to a successor to all or substantially all of the assets of Torrent without Perryman’s consent.

5.                                      Cooperation. During the Employment Period and following the termination of Perryman’s employment for any reason, Perryman agrees to cooperate with Torrent at Torrent’s expense in connection with: (i) any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by Torrent (including, without limitation, Perryman being available to Torrent upon reasonable notice for interviews and factual investigations, appearing at Torrent’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Torrent all pertinent information, and turning over to Torrent all relevant documents which are or may come into Perryman’s possession, all at times and on schedules that are reasonably consistent with Perryman’s other permitted activities and commitments); and (ii) all matters relating to the winding up of Perryman’s pending work on behalf of Torrent and the orderly transfer of any such pending work as designated by Torrent. Such services will be without additional compensation if Perryman is then employed by Torrent and for an hourly rate, based on Perryman’s Base Salary in effect at the time of his separation from employment, if Perryman is not then employed by Torrent.

6.                                      Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

7.                                      Counterparts. This Agreement and amendments thereto shall be in writing and may be executed in counterparts and delivered by electronic transmission. Each such counterpart shall be deemed an original, but both counterparts together shall constitute one and the same instrument.

8.                                      Ambiguities. Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

9.                                      Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.                               Notices. Any notice or other communication required, permitted, or desired to be given under this Agreement must be in writing and shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, CST; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Perryman:	Lance Perryman
P.O. Box 1768
Wimberley, Texas 78676

With a copy to:	Andrews Kurth LLP
600 Travis Street, 42nd Floor
Houston, TX 77002
Attention: Nancy B. Bostic
Facsimile: (713) 238-7215
E-mail: nbostic@akllp.com

If to Torrent:	Torrent Energy Services, LLC
Attn: Chris Czuppon
5950 Berkshire Lane, Suite 1401
Dallas, Texas 75225
Fax: (214) 758-0333

With a copy to:	Matthew Kondratowicz
CSL Capital Management, LLC
411 West Putnam Ave., Suite 109
Greenwich, CT 06830
Fax: (203) 862-8680

11.                               Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Perryman acknowledges and represents that in executing this Agreement, he does not rely, has not relied, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by Torrent, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement supersedes any prior agreements between Perryman and Torrent concerning the subject matter of this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

12.                               Understand Agreement. Perryman represents and warrants that he has read and understood each and every provision of this Agreement, and he understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that he has freely and voluntarily entered into this Agreement.

13.                               Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Perryman and a Manager of Torrent other than Perryman and approved in writing by the Board.

14.                               Compliance with Section 409A.

(a)                                 Delay in Payments. Notwithstanding anything to the contrary in this Agreement, if upon the Termination Date, Perryman is a “specified employee” within the meaning of Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Perryman’s termination of employment is necessary in order to prevent any accelerated or additional tax to Perryman under Section 409A, then Torrent will defer the payment of any such amounts hereunder until the earlier of: (i) the date that is six (6) months following the date of Perryman’s termination of employment with Torrent, or (ii) the date of Perryman’s death, at which time any such delayed amounts will be paid to Perryman in a single lump sum, with interest from the date otherwise payable at the United States prime rate as published in the “Money Rates” section of The Wall Street Journal on the first publication date coincident with or immediately following the Termination Date.

(b)                                 Overall Compliance. In the event that it is reasonably determined by Torrent or Perryman that, as a result of Section 409A, any of the payments that Perryman is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Perryman to be subject to an income tax penalty and interest as a result of failure to comply with or otherwise be exempt from Section 409A, Torrent will make such payment (with interest thereon) on the first day that would not result in Perryman incurring any tax liability under Section 409A; provided, however, that if there is no date upon which such payment could be made without Perryman incurring any tax liability under Section 409A, such payment shall be made as soon as practicable following the determination that Perryman shall incur such tax liability. In addition, other provisions of this Agreement or any other plan notwithstanding, Torrent shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A. For purposes of Section 409A, the right to any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)                                  Reimbursements. To the extent that any reimbursement or benefit in kind hereunder constitutes “nonqualified deferred compensation” under Section 409A, such reimbursement or benefit in kind shall be administered in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). Specifically, (A) the applicable reimbursements and benefits in kind shall be such reimbursements and benefits in kind allowable pursuant to Torrent’s standard policies and procedures as apply to Torrent’s executive employees generally, (B) the amounts reimbursed and in-kind benefits under this Agreement during Perryman’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (C) the reimbursement of an eligible expense shall be made on or before the last day of Perryman’s taxable year following the taxable year in which the expense was incurred, (D) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (E) the right to reimbursement of a specific expense incurred shall terminate one year from the date Perryman incurred such expense.

(d)                                 Interpretation and Reformation. This Agreement shall be interpreted in a manner consistent with the requirements of Section 409A, to the extent applicable. Without limiting the foregoing, where necessary to ensure compliance with Section 409A, the term “terminate employment” and similar terms shall be interpreted to mean “separation from service” within the meaning of Section 409A. If any provision of this Agreement would cause Perryman to incur any additional tax under Section 409A, the Parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Section 409A.

(e)                                  Consultation with Tax Advisor. Perryman is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including the consequences of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Torrent and Perryman hereby execute this Agreement effective as of the Effective Date.

TORRENT ENERGY SERVICES, LLC

By: Torrent Energy Holdings, LLC, its Manager

By:	/s/ John Griggs
John Griggs, Manager

09/15/2014
Date

LANCE PERRYMAN:

/s/ Lance Perryman
Signed

Lance Perryman
Print name

9/12/2014
Date

EXHIBIT A

DISCLOSURE OF BOARD SERVICE

I certify that as of the Effective Date of my Employment Agreement, I serve on the following non-Torrent Boards:

/s/ Lance Perryman	9/12/2014
Signed	Date

Lance Perryman
Print Name

EXHIBIT A TO EMPLOYMENT AGREEMENT

EXHIBIT B

PERMITTED ACTIVITIES

I certify that as of the Effective Date of my Employment Agreement, other than investments in Torrent, I have investments or interests in the following private energy-related companies:

I hold an interest in GNC Midstream, a private equity fund which invests in other entities. This interest is approximately a 3% passive interest in GNC Midstream. I am not a manager, officer, director, advisor or consultant to GNC Midstream. I have invested approximately $27,000 in GNC Midstream and have capital commitment obligations in the aggregate of $100,000. GNC Midstream therefore has the right to make capital calls to me of $73,000, and I am obligated to satisfy such capital calls by contributing cash up to such amount to GNC Midstream’s capital. I shall not become a manager, officer, director, advisor or consultant to GNC Midstream nor materially increase its percentage ownership in GNC Midstream through any additional investments other than as noted in the previous sentence without the consent of Torrent’s Board in its sole discretion. I shall also promptly inform the Torrent’s Board if my investment in GNC Midstream creates a conflict of interest with Torrent or Parent.

/s/ Lance Perryman	9/12/2014
Signed	Date

Lance Perryman
Print Name

EXHIBIT B TO EMPLOYMENT AGREEMENT

EXHIBIT C

TERMINATION CERTIFICATION

I certify that I do not have in my possession, nor have I failed to return to Torrent Energy Services, LLC (“TORRENT”), any Confidential Information, as defined in the Employment Agreement between myself and TORRENT (the “Agreement”), or any other property of TORRENT, its subsidiaries, affiliates, successors, or assigns except as expressly permitted by the Employment Agreement, dated as of September   , 2014, entered into between Torrent and the undersigned.

I further certify that I have complied with all the terms of the Agreement regarding return of Confidential Information.

Signed	Date

Print Name

EXHIBIT C TO EMPLOYMENT AGREEMENT